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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Rule 14a-12

                              THE FIRST YEARS INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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       4) Date Filed:
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THE FOLLOWING IS A MEMORANDUM SENT BY THE FIRST YEARS INC. TO ITS EMPLOYEES
ON DECEMBER 12, 2001.

To:      Everyone

Re:      Shareholder Proposal

Date:    12/12/01

We recently issued a press release noting that shareholder Phillip Goldstein filed preliminary proxy materials requesting that shareholders call a special meeting to vote on various proposals, including a proposal to sell the Company to the highest bidder at a price of not less than $15 per share. I feel that it is important to let you know that the Board is not aware of, nor is it pursuing, bidders for the Company. Our attention is focused on growing the business by developing products with very high retailer and consumer appeal.

In order to call a special meeting, Mr. Goldstein requires the support of 40% of the shareholders. According to Mr. Goldstein's filings with the SEC, we believe that he owns or controls less than 1% of the Company's outstanding stock.

I can assure you that the Board and management is focusing its efforts where they should be -- on maintaining The First Years' position as a leading international marketer of products for infants and toddlers.



THIS MEMORANDUM IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE FIRST YEARS' COMMON STOCK.